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                                EXHIBIT 99 (A)


                    Union Planters Corporation Press Release
                  dated July 21, 1994, announcing results for the second quarter of 1994 and year to date

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                          Jack W. Parker, CFO                   July 21, 1994
                          (901) 383-6781


FOR IMMEDIATE RELEASE:


         UNION PLANTERS CORPORATION ANNOUNCES SECOND QUARTER EARNINGS


          MEMPHIS, TENNESSEE -- Union Planters Corporation today announced net earnings and record operating earnings for the second quarter of $18.4 million, an increase of 26% over net earnings of $14.6 million for the second quarter of 1993. Fully diluted net earnings per common share were $.68, an increase of 15% over net earnings of $.59 per share for the same period in 1993. The Corporation's return on assets for the second quarter was 1.06% compared to .92% in 1993, and the return on common equity was 15.51% compared to 14.46%.
          For the first half of 1994, the Corporation had operating earnings of $35.9 million, or fully diluted operating earnings per common share of $1.33. This compares to operating earnings of $28.0 million, or $1.16 per fully diluted common share for 1993. Net earnings for the first half of 1993 were $33.0 million and included a benefit of $5.0 million from the adoption of required accounting changes. Returns on assets and common equity were 1.06% and 15.40%, respectively, for the first half of 1994 compared to returns on assets and common equity based on operating earnings of .91% and 14.53%, respectively, for the same period in 1993.
          As of June 30, 1994, total assets had increased from June 30, 1993 (as originally reported) approximately $900 million to $7.0

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billion, total loans increased approximately $700 million to $3.3 billion, total deposits increased approximately $400 million to $5.6 billion, and shareholders' equity increased approximately $85 million to $517 million. Shareholders' equity to total assets and the leverage ratio were 7.42% and 7.18%, respectively, at June 30, 1994.
          Net interest income for the second quarter of 1994, increased to $62.8 million compared to $59.2 million for the same quarter in 1993. The net interest margin for the second quarter was 4.17% compared to 4.32% for the second quarter of 1993 and compared to 4.13% for the first quarter of 1994. Loan demand is continuing to increase and excluding the impact of acquisitions, average total loans increased approximately 10% from the second quarter of 1993 and increased approximately 3% over the first quarter of 1994.
          Noninterest income for the second quarter was $19.3 million compared to $23.7 million for the second quarter of 1993. Second quarter 1993 noninterest income included securities gains of $2.5 million and a one-time gain of approximately $900,000. Additionally, profits and commissions from the origination, packaging and securitization of mortgage and SBA loans decreased approximately $800,000 during the second quarter of 1994 compared to the same period in 1993.
          Noninterest expenses decreased $510,000 to $56.1 million for the second quarter of 1994 compared to $56.6 million for the same quarter in 1993. Expense reductions and nonrecurring one-time expenses in prior periods more than offset the increase in expenses from acquisitions.
          Asset quality improvements continued in the second quarter.

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Nonperforming assets decreased $7.1 million from the first quarter of 1994 to
$21.8 million. Nonperforming assets at June 30, 1993 were $33.9 million. As a result of the improvement the Corporation did not make a provision for losses on loans during the quarter. The provision for losses on loans for the second quarter of 1993 was $4.7 million. The allowance for losses on loans at June 30, 1994 was $85.6 million, or 2.57% of loans.
          Last year's earnings have been restated due to the acquisition of Bank of Weiner, in Weiner, Arkansas; Central State Bank in Lexington, Tennessee; and First State Bank in Brownsville, Tennessee which were accounted for as poolings of interests in 1993. 1994 earnings include the results of Simpson County Bank in Franklin, Kentucky; Adairville Banking Company in Adairville, Kentucky (merged with Simpson County Bank June 1, 1994); The Peoples Bank of Elk Valley in Fayetteville, Tennessee; First Citizens Bank in Franklin, Tennessee; Anderson County Bank in Clinton, Tennessee; First National Bank of Shelbyville, Tennessee; First National Bank in Clinton, Arkansas and Tennessee National Bank in Columbia, Tennessee (merged into Union Planters National Bank). All of the 1994 acquisitions have been accounted for as poolings of interests except Anderson County Bank and Tennessee National Bank.
          Union Planters Corporation, headquartered in Memphis, Tennessee, is a $7.0 billion multi-bank holding company with 43 banks and 239 banking offices in Tennessee, Mississippi, Arkansas, Kentucky, and Alabama.

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                    (Two Page Financial Attachment Follows)

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                          UNION PLANTERS CORPORATION
                       FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                  JUNE 30,                JUNE 30,
                                                               1994      1993        1994         1993
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
INCOME STATEMENT AMOUNTS
 Net interest income
   Actual                                                   $  62,797 $  59,203 $    122,225 $    116,784
   Taxable-equivalent basis                                    66,532    62,426      129,639      122,776
 Provision for losses on loans                                      -     4,667            -        7,490
 Noninterest income
   Investment securities gains                                      1     2,545          101        3,425
   Other                                                       19,326    21,115       39,214       40,021
 Noninterest expense                                           56,079    56,589      110,661      111,226
 Earnings before income taxes and accounting changes           26,045    21,607       50,879       41,514
 Applicable income taxes                                        7,659     7,052       14,994       13,465
 Earnings before accounting changes                            18,386    14,555       35,885       28,049
 Accounting changes, net                                            -         -            -        5,001
 Net earnings                                                  18,386    14,555       35,885       33,050
- - -----------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
 Earnings before accounting changes - primary               $     .74 $     .63 $       1.44 $       1.23
                                    - fully diluted               .68       .59         1.33         1.16
 Net earnings - primary                                           .74       .63         1.44         1.49
              - fully diluted                                     .68       .59         1.33         1.37
 Cash dividends                                                   .21       .18          .42          .36
 Book value                                                                            18.90        18.01
 Book value - assuming conversion of
     convertible preferred stock                                                       19.00        18.29

- - -----------------------------------------------------------------------------------------------------------------------

Balances at end of period
 Loans, net of unearned income                                                  $  3,330,825 $  2,792,878
 Allowance for losses on loans                                                        85,640       81,017
 Nonperforming assets
    Nonaccrual loans                                                                  16,788       18,445
    Restructured loans                                                                 1,425        7,558
    Foreclosed properties                                                              3,552        7,944
 Loans 90 days past due                                                                3,784        4,551
 Investment securities
     Held to maturity  -  Amortized cost                                             554,269    2,156,389
                       -  Fair value                                                 562,653    2,196,774
     Available for sale - Amortized cost                                           2,354,149      505,485
                        - Fair value                                               2,331,859      535,341
 Total assets                                                                      6,966,854    6,316,019
 Total deposits                                                                    5,578,850    5,370,077
 Total shareholders' equity                                                          516,909      456,661
 Total common equity                                                                 412,361      352,113
 Unrealized loss on available for sale securities, net of taxes                       13,633            -
 Tier 1 capital (1)                                                                  494,430      420,367

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                          UNION PLANTERS CORPORATION
                       FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS ENDED          SIX MONTHS ENDED
                                                   JUNE 30,                    JUNE 30,
                                                1994         1993         1994         1993
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
AVERAGE BALANCES
   Loans, net of unearned income             $ 3,241,766  $ 2,776,395  $ 3,185,639  $ 2,723,578
   Investment securities                       2,917,380    2,682,545    2,841,525    2,596,596
   Earning assets                              6,395,445    5,798,791    6,293,090    5,669,939
   Total assets                                6,925,335    6,325,691    6,844,193    6,193,798
   Total deposits                              5,613,783    5,387,314    5,613,050    5,297,089
   Interest-bearing liabilities                5,534,096    5,100,571    5,459,271    5,000,109
   Demand deposits                               791,357      695,202      784,815      675,092
   Shareholders' equity (1)                      522,893      442,398      516,422      426,917
   Common equity (1)                             418,345      344,974      411,874      333,113

- - -----------------------------------------------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
   Return on average assets
     Earnings before accounting changes             1.06 %        .92 %       1.06 %        .91 %
     Net earnings                                   1.06 %        .92 %       1.06 %       1.08 %
   Return on average common equity (1)
     Earnings before accounting changes            15.51 %      14.46 %      15.40 %      14.53 %
     Net earnings                                  15.51 %      14.46 %      15.40 %      17.56 %
   Allowance for losses on loans to
      loans (end of period)                                                   2.57 %       2.90 %
   Nonperforming loans to loans                                                .55 %        .93 %
   Nonperforming assets to loans and ORE                                       .65 %       1.21 %
   Net charge-offs of loans                  $     2,457  $     4,563  $     1,358  $     7,330
   Net charge-offs as a percentage of
      average loans                                  .30 %        .66 %        .09 %        .54 %
   Common shares outstanding (end of
      period, in thousands)                                                 21,814       19,552
   Weighted average shares outstanding
      (in thousands)
         Primary                                  21,947       19,716       21,905       19,458
         Fully diluted                            26,430       23,838       26,387       23,426
   Yield on earning assets (taxable-equivalent
      basis)                                        7.03 %       7.23 %       6.98 %       7.33 %
   Rate on interest-bearing liabilities             3.30 %       3.31 %       3.25 %       3.36 %
   Interest rate spread (taxable-equivalent
       basis)                                       3.74 %       3.92 %       3.73 %       3.97 %
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                        4.17 %       4.32 %       4.15 %       4.37 %
   Shareholders' equity to assets                                             7.42 %       7.23 %
   Tier 1 capital to assets (1)                                               7.18 %       6.68 %


   (1) Excludes the impact of the fair value adjustment for available for sale securities.